UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No.   )

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Filed by a Party other than the Registrant  ☐

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☒  Definitive Proxy Statement
☐  Definitive Additional Materials
☐  Soliciting Material Pursuant to § 240.14a-12

MUNICIPAL MORTGAGE & EQUITY, LLC
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Municipal Mortgage & Equity, LLC 621 East Pratt Street, Suite 600 Baltimore, Maryland 21201 T 443.263.2900 F 410.727.5387 www.MuniMae.com

September 15, 2011

Dear fellow shareholder:

You are cordially invited to attend the annual meeting of shareholders to be held on Wednesday, November 9, 2011 at 1:00 pm EST, at the offices of Gallagher Evelius & Jones, LLP, 218 N. Charles Street, Suite 400, Baltimore, MD 21201.

At the meeting, you will be asked to vote on two matters including the election of directors and the selection of our independent public accounting firm for 2011.

We are pleased to utilize the Securities and Exchange Commission rule allowing companies to furnish proxy materials to their shareholders over the Internet.  Consequently, most shareholders will not receive paper copies of our proxy materials. We will instead send shareholders a notice with instructions for accessing the proxy materials and voting via the Internet. The notice will also provide information on how shareholders may obtain paper copies of our proxy materials if they so choose. This makes the proxy distribution process more efficient and less costly, and helps conserve natural resources.

I look forward to seeing you at the meeting.

Sincerely,

Mark K. Joseph
Chairman of the Board

YOUR VOTE IS IMPORTANT

In order to ensure your representation at the annual meeting, you may submit your proxy and voting instructions via the Internet or by telephone, or, if you receive a paper proxy card and voting instructions by mail, you may vote your shares by completing, signing and dating the proxy card as promptly as possible and returning it in the enclosed envelope (to which no postage need be affixed if mailed in the United States).  Please refer to the section entitled “Voting via the Internet, by Telephone or by Mail” on page ii of the Proxy Statement for a description of these voting methods.  Under recent regulatory changes, if you have not given your broker specific instructions to do so, your broker will NOT be able to vote your shares with respect to the election of directors.  If you do not provide voting instructions via the Internet, by telephone or by returning a proxy card or voting instruction card, your shares will not be voted with respect to the election of directors.  We strongly encourage you to vote.

If the director nominees are not elected at our annual meeting, or if we are unable to achieve a quorum to transact business at our annual meeting (including any adjournment), then our current directors will continue to serve until their successors have been duly elected and qualified at the next annual meeting or their earlier death, resignation or removal.

MUNICIPAL MORTGAGE & EQUITY, LLC
Pier IV Building
621 East Pratt Street, Suite 600
Baltimore, Maryland 21202

NOTICE OF 2011 ANNUAL MEETING OF SHAREHOLDERS

Dear Shareholder:

Notice is hereby given that the annual meeting of shareholders of Municipal Mortgage & Equity, LLC will be held on Wednesday, November 9, 2011 at 1:00 pm EST, at the offices of Gallagher Evelius & Jones, LLP, 218 N. Charles Street, Suite 400, Baltimore, MD 21201 for the following purposes:

•	To elect two directors for terms of three years.

•	To ratify the selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011.

•	To transact such other business as may properly come before the meeting or at any adjournment or postponements thereof.

Any of the foregoing may be considered or acted upon at the meeting or at any adjournment or postponements thereof.

Holders of common shares of record on the books of the Company at the close of business on September 15, 2011, will be entitled to vote on all matters that may come before the meeting or any adjournment or postponements thereof.

Whether or not you plan to attend the annual meeting, please vote as soon as possible.  As an alternative to voting in person at the annual meeting, you may vote via the Internet, by telephone or, if you receive a paper proxy card in the mail, by mailing a completed proxy card.  For detailed information regarding voting instructions, please refer to the section entitled “Voting via the Internet, by Telephone or by Mail” on page ii of the Proxy Statement.  You may revoke a previously delivered proxy at any time prior to the annual meeting.  If you decide to attend the annual meeting and wish to change your proxy vote, you may do so automatically by voting in person at the annual meeting.

Corporate Secretary

Baltimore, Maryland

[INTENTIONALLY LEFT BLANK]

MUNICIPAL MORTGAGE & EQUITY, LLC
Pier IV Building
621 East Pratt Street, Suite 600
Baltimore, Maryland 21202

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS
November 9, 2011

This proxy statement is furnished in connection with the solicitation on behalf of the Board of Directors of Municipal Mortgage & Equity, LLC, a Delaware limited liability company (“we”, “us”, “our” or the “Company”), of proxies to be voted at our annual meeting of shareholders to be held Wednesday, November 9, 2011, at 1:00 pm EST and any and all adjournments or postponements of the meeting.

IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL SHAREHOLDERS MEETING TO BE HELD ON NOVEMBER 9, 2011. This proxy statement, the accompanying proxy card or voting instruction card and our 2010 Annual Report to Shareholders on Form 10-K are available at http://munimae.investorroom.com.

The entire cost of this solicitation of proxies will be borne by us. Solicitation, commencing on or about September 28, 2011, will be made by use of the mails, telephone and fax, by our regular employees without additional compensation.

Voting Rights

Only holders of record of our common shares on September 15, 2011, the record date, will be entitled to vote at the annual meeting. Each holder of record will be entitled to one vote on each matter for each common share held on the record date. The share transfer books will not be closed.  On the record date, there were 40,520,971 common shares issued and outstanding. A majority of the issued and outstanding common shares (or 20,260,486 common shares) must be present or represented by proxy at the annual meeting in order to have a quorum. Persons voting by proxy will be deemed present at the meeting even if they abstain from voting on any or all of the proposals presented for shareholder action.  Shares held by brokers who vote such shares on any proposal and broker non-votes will be counted present for purposes of establishing a quorum. A broker non-vote occurs when a bank, broker or other holder of record holding shares for a beneficial owner submits a proxy for the annual meeting but does not vote on a particular proposal, including in this case the election of directors, because that holder does not have discretionary voting power with respect to that proposal and has not received instructions from the beneficial owner.  In contrast, a bank, broker or other holder of record holding shares for a beneficial owner does have discretionary voting power with respect to the ratification of the independent registered public accounting firm.

In the election of directors, a nominee will be elected if the votes cast “for” the nominee constitute a majority of the common shares present or represented by proxy and voting at a meeting at which a quorum is present. Shareholders may not cumulate votes in the election of directors.  The ratification of KPMG LLC also requires the approval of the affirmative vote of a majority of the common shares present or represented by proxy and voting at a meeting at which a quorum is present.  Abstentions and broker non-votes have no effect on the determination of whether a nominee or any other proposal has received the vote of a majority of the common shares present or represented by proxy and voting at the meeting.

If the persons present or represented by proxy at the annual meeting constitute the holders of less than a majority of the issued and outstanding common shares as of the record date, the annual meeting may be adjourned either indefinitely or to a subsequent date for the purpose of obtaining a quorum. The inspector of elections appointed for the annual meeting will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

i

Internet Availability of Proxy Materials

In accordance with Securities and Exchange Commission rules, we are using the Internet as our primary means of furnishing proxy materials to shareholders for our 2011 Annual Meeting. Consequently, our shareholders will not receive paper copies of our proxy materials unless they request paper copies by following the instructions in the Notice of Internet Availability of Proxy Materials. On September 28, 2011, we mailed to our shareholders a Notice of Internet Availability of Proxy Materials with instructions for accessing the proxy materials, including this proxy statement and our 2010 Annual Report to Shareholders. The Notice of Internet Availability of Proxy Materials also contains instructions for accessing your proxy card to be able to vote through the Internet or telephone.

Internet distribution of our proxy materials is designed to make the proxy distribution process more efficient and less costly and to help conserve natural resources.  However, if you received a Notice of Internet Availability of Proxy Materials by mail and would like to receive a printed copy of our proxy materials, please follow the instructions for requesting such materials contained on such notice.

Admission to Meeting

You are entitled to attend the annual meeting if you were a holder of record or a beneficial owner of our common shares as of September 15, 2011, the record date, or you hold a valid legal proxy for the annual meeting. If you are a holder of record, you may be asked to present valid picture identification, such as a driver’s license or passport, for admission to the annual meeting.

If your shares are registered in the name of a bank or brokerage firm (your record holder), you may be asked to provide proof of beneficial ownership as of the record date, such as a brokerage account statement, a copy of the Notice of Internet Availability or voting instruction form provided by your bank, broker or other holder of record, or other similar evidence of ownership, as well as picture identification, for admission. If you wish to be able to vote in person at the annual meeting, you must obtain a legal proxy from your brokerage firm, bank or other holder of record and present it to the inspector of elections with your ballot at the annual meeting.

Recommendations of the Board of Directors

Our Board of Directors recommends that you vote:

•	FOR each of the nominees of the Board of Directors (Proposal No. 1); and

•	FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011 (Proposal No. 2).

Voting via the Internet, by Telephone or by Mail

For holders whose shares are registered in their own names, as an alternative to voting in person at the annual meeting, you may vote via the Internet, by telephone or, for those shareholders who request and receive a paper proxy card in the mail, by mailing a completed proxy card.  The Notice of Internet Availability of Proxy Materials provides information on how to access your proxy card, which contains instructions on how to vote via the Internet or by telephone. For those shareholders who request and receive a paper proxy card, instructions for voting via the Internet or by telephone are set forth on the proxy card. Those shareholders who request and receive a paper proxy card and voting instructions by mail, and who elect to vote by mail, should sign and return the mailed proxy card in the prepaid and addressed envelope that was enclosed with the proxy materials, and your shares will be voted at the annual meeting in the manner you direct. In the event that you return a signed proxy card (by mail or via the Internet) on which no directions are specified, your shares will be voted FOR each of the nominees of the Board of Directors (Proposal No. 1), FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011 (Proposal No. 2), and in the discretion of the proxy holders as to any other matters that may properly come before the annual meeting or any postponement or adjournment of the annual meeting.

If your shares are registered in the name of a bank or brokerage firm (your record holder), you will receive instructions from your record holder that you must follow in order for your record holder to vote your shares per your instructions. Many banks and brokerage firms have a process for their beneficial holders to provide instructions via the Internet or over the telephone. If Internet or telephone voting is unavailable from your bank or brokerage firm, please complete and return the voting instruction card supplied by them in the addressed, postage paid envelope provided.

Revocation of Proxies

You may revoke or change a previously delivered proxy at any time before the annual meeting by delivering another proxy with a later date, by voting again via the Internet or by telephone, or by delivering written notice of revocation of your proxy to Municipal Mortgage & Equity, LLC’s Corporate Secretary at our principal executive offices before the beginning of the annual meeting. You may also revoke your proxy by attending the annual meeting and voting in person, although attendance at the annual meeting will not, in and of itself, revoke a valid proxy that was previously delivered. If you hold shares through a bank or brokerage firm, you must contact that bank or brokerage firm to revoke any prior voting instructions. You also may revoke any prior voting instructions by voting in person at the annual meeting if you obtain a legal proxy as described under “Admission to Meeting” above.

TABLE OF CONTENTS

I.	MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING	1

	Proposal 1 — Election of Directors	1

	Nominees for Director	1

	Members of the Board of Directors Continuing in Office	2

	Identification of Executive Officers	7

	Executive Compensation	8

	Security Ownership of Certain Beneficial Owners and Management	12

	Certain Relationships and Related Transactions	13

	Proposal 2 — Ratification of Appointment of Independent Registered Accounting Firm	16

II.	OTHER MATTERS	18

	Section 16(a) Beneficial Ownership Reporting Compliance	18

	Shareholders Sharing the Same Address	18

	Form 10-K	18

	Other Business	19

	Shareholder Proposals	19

[INTENTIONALLY LEFT BLANK]

I.           MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

PROPOSAL 1 — ELECTION OF DIRECTORS

The Board of Directors of Municipal Mortgage & Equity, LLC is divided into three classes with the directors in each class serving for a term of three years. The term of office of one class of directors expires each year in rotation so that one class is elected at each annual meeting for a full three-year term.  The Company’s Amended and Restated Certificate of Formation and Operating Agreement (our “Operating Agreement”) provides that the Board of Directors must have between five and 15 members.  One director (two if our Board size exceeds 10) may be appointed by the “Dissolution Shareholder,” as that term is defined in our operating agreement.  The seat reserved for this director is currently vacant.

As previously disclosed to our shareholders, we were unable to meet our quarterly reporting requirements with the Securities and Exchange Commission for 2007 through 2010, and prepare annual reports for 2007 through 2009.  Because of Securities and Exchange Commission requirements applicable to us with respect to the preparation and distribution of proxies, this meant that we were not able to conduct annual meetings or elect directors since 2006.  As a result, and in accordance with our Operating Agreement and Bylaws, our current directors have been serving since their elections in or prior to September 2006, with the exception of Frederick Puddester, who was appointed to the Board of Directors on August 10, 2011.  If the director nominees are not elected at our annual meeting, or if we are unable to achieve a quorum to transact business at our annual meeting (including any adjournment), then our current directors will continue to serve until their successors have been duly elected and qualified at the next annual meeting or their earlier death, resignation or removal.

Information about Nominees

The name and principal occupation for the last five years, period of service as a director of the Company and certain other directorships of each director are set forth below.

NOMINEES FOR DIRECTOR

Terms Next Expiring at the 2011 Annual Meeting
Class II

Douglas A. McGregor, 69, has been a director of MuniMae since 1999.  In 2002, Mr. McGregor retired as Vice Chairman and Chief Operating Officer of The Rouse Company, formerly a real estate development and management company, a position he held since 1998.  Mr. McGregor had been with The Rouse Company since 1972.  Mr. McGregor has extensive experience in real estate development and management.

Mr. McGregor’s qualifications to serve as a director include his extensive experience in leading real estate development and management activities for one of the largest real estate developers in the U.S.  As chairman of MuniMae’s Compensation Committee, Mr. McGregor led the effort to review and assess the operations and metrics used to evaluate key executives at MuniMae.

Fred N. Pratt Jr., 66, has been a director of MuniMae since 2003.  From November 2006 until August 2009 Mr. Pratt was the President of Benchmark Assisted Living, a private company that operates senior living facilities.  From 2003 to November 2006, Mr. Pratt provided real estate investing and consulting advice.  Prior to that, Mr. Pratt co-founded the Boston Financial Group, a leading real estate investment manager, operator, and service provider that managed billions in real estate investments, which was acquired by Lend Lease Corporation Limited, a leading international retail and residential property group, in 1999.  Mr. Pratt served Lend Lease in several capacities including as Chief Executive Officer of Lend Lease Real Estate Investments (U.S.) from 2001 through 2003.

Mr. Pratt was first selected as a director in 2003 based on his significant executive experience with real estate investment companies.  As Chairman of MuniMae’s Audit Committee, Mr. Pratt has worked closely with MuniMae’s finance and audit executives and independent auditors to regain its filing status as a timely filer and ensure that MuniMae maintains high standards of accountability.

The Board of Directors unanimously recommends that you vote FOR the election of these nominees as directors.

MEMBERS OF THE BOARD OF DIRECTORS CONTINUING IN OFFICE

Directors with Terms Expiring at the 2012 Annual Meeting
Class III

Charles C. Baum, 69, has been a director of MuniMae since 1996. Mr. Baum has been the President since 2004, and the Chief Financial Officer since 1973, of United Holdings Co., Inc., a company that invests in real estate and securities, and its predecessors. Mr. Baum is also a member of the board of directors of Gabelli Group Capital Partners, an investment advisory firm, and a director of ICTC, an inter-community telephone company and a director of Shapiro, Robinson and Associates, a firm which manages professional athletes.

Mr. Baum’s qualifications to serve as a director include his substantial financial, real estate, and investment expertise.  Through his chairmanship of MuniMae’s Governance Committee and service on MuniMae’s Audit and Compensation Committees, Mr. Baum has effectively utilized his talents to review and assess MuniMae’s compliance activities.

Mark K. Joseph, 73, has been Chairman of the Board of MuniMae since 1996.  From our founding in 1996 until January 1, 2005, he also served as our Chief Executive Officer.  He also served as the President of the managing general partner of the SCA Tax-Exempt Fund Limited Partnership, our predecessor, from 1986 through 1996.  Mr. Joseph is also the Founding Chairman of Shelter Group, a multifamily development firm.  Mr. Joseph is a former director of Provident Bankshares Corporation.

Mr. Joseph’s qualifications to serve as a director and Chairman include his long-term executive leadership with MuniMae and its predecessor.  Mr. Joseph has extensive experience in tax-exempt mortgage revenue bonds and the financing of affordable multifamily housing.  Throughout his career, Mr. Joseph has provided leadership to the boards of several public and private companies. Mr. Joseph’s experience and knowledge of MuniMae has been a valuable asset for the Company and its executives.

Directors with Terms Expiring at the 2013 Annual Meeting
Class I

Michael L. Falcone, 49, has been a director of MuniMae since 1999.  Mr. Falcone has been the Chief Executive Officer and President of MuniMae since January 1, 2005.  Prior to his appointment as our Chief Executive Officer, he served as Chief Operating Officer since 1997.  Prior to joining MuniMae, he was a Senior Vice President of Shelter Development Corporation, where he was employed from 1983 to 1996.

Mr. Falcone’s qualifications to serve as a director include his extensive executive experience with MuniMae and his broad familiarity with the multifamily affordable housing finance industry.  As the Chief Executive Officer of MuniMae, Mr. Falcone provides the executive and operational leadership for MuniMae's on-going restructuring activities.

Frederick Puddester, 56, was appointed to the Board of Directors and Audit Committee on August 10, 2011.  Beginning July 1, 2011, Mr. Puddester is the Vice President for Finance and Administration for Williams College where he is responsible for financial reporting, planning and forecasting as well as debt financing and tax compliance.  From 2007 to 2011, prior to joining Williams College, Mr. Puddester served as senior associate dean for finance and administration at the Johns Hopkins University Zanvyl Krieger School of Arts and Sciences. Beginning in 2000, Mr. Puddester served as the executive director of budget and financial planning for Johns Hopkins University.

From 2000 until he joined the Company’s Board of Directors, Mr. Puddester served on the board of MuniMae TE Bond Subsidiary, LLC, a subsidiary of the Company.

Mr. Puddester’s qualifications to serve as a director include his extensive financial management expertise and his familiarity with the Company through his service on the board of MuniMae TE Bond Subsidiary, LLC.  Mr. Puddester’s affiliation with the Company and his prior work experience uniquely positions him to be a valuable member of the Company’s Board of Directors and Audit Committee.

BOARD OF DIRECTORS MATTERS

Board Composition

Our Board of Directors currently consists of six members, each of whom was elected by the Company’s shareholders with the exception of Frederick Puddester, who was appointed to a two year term on the Board of Directors on August 10, 2011.

Corporate Governance Guidelines

We have adopted Corporate Governance Guidelines (“Guidelines”), which are available on our website at www.munimae.com under “About MuniMae – Governance,” then “Corporate Governance Guidelines.”  These Guidelines contain general principles regarding the function of our Board and Board committees.  The Guidelines are reviewed on an annual basis by the Governance Committee of the Board, which submits to the Board for approval any changes deemed desirable or necessary.

Independence of Directors

Our Guidelines require that a majority of the Board of Directors be comprised of independent directors.  When those Guidelines were adopted, our shares were listed on the New York Stock Exchange (the “NYSE”).  Although our shares are no longer listed on the NYSE, the NYSE’s director independence guidelines are incorporated in our Guidelines, which are used by the Board in making independence determinations.  For a director to be considered independent under the Listing Standards of the NYSE, the Board must affirmatively determine that the director has no direct or indirect material relationship with MuniMae.  The Board has determined that the following directors are independent: Charles C. Baum, Douglas A. McGregor, Fred N. Pratt, Jr., and Frederick Puddester.

Qualification for Board Membership

The Board has the responsibility for nominating candidates for election to the Board and for filling vacancies on the Board as they arise, while the Governance Committee is responsible for identifying and recommending qualified individuals to serve as members of the Board. The Company’s Corporate Governance Guidelines and  the Governance Committee’s charter require the Board and  the committee to establish criteria for selecting new directors, which reflects at a minimum a candidate’s strength of character, judgment, business experience, specific areas of expertise, factors relating to the composition of the Board, including its size and structure, and principles of diversity, including diverse professional and personal backgrounds and a broad spectrum of experience and expertise .  The Governance Committee does not have a specific policy with regard to consideration of diversity in identifying director nominees. Further, no MuniMae independent director may serve on the boards of more than four other publicly traded companies while serving on our Board and no Chief Executive Officer who is also a director may serve on the boards of more than two other publicly traded companies.  The Committee applies the same standards in evaluating candidates submitted by shareholders as it does in evaluating candidates submitted by other sources.  Currently, all directors are in compliance with these requirements and expectations.

Shareholder Recommendations of Potential Director Candidates

The Governance Committee will consider director candidates recommended by shareholders.  The Committee applies the same standards in evaluating candidates submitted by shareholders as it does in evaluating candidates submitted by other sources.  Shareholders who wish to submit names to be considered by the Governance Committee for nomination for election to the Board of Directors should send written notice to the Corporate Secretary of the Company at least 60 days but no more than 90 days prior to the anniversary of the date on which the proxy statement was first mailed relating to the immediately preceding annual meeting of shareholders, which notice should set the information specified in our bylaws. Suggestions regarding potential director candidates, together with the supporting information concerning the potential candidate’s qualifications, should be submitted in writing to:

Governance Committee
Municipal Mortgage & Equity, LLC
c/o Corporate Secretary
621 East Pratt Street, Suite 600
Baltimore, Maryland 21202

Code of Ethics and Business Integrity

We have developed and adopted a Code of Ethics and Principles of Business Integrity that is applicable to all of our employees and directors, including our principal executive officer, principal financial officer, principal accounting officer or controller, and persons performing similar functions. The Code of Ethics and Principles of Business Integrity is available on our website and in print without charge, upon the request of any shareholder, by mail to our Corporate Secretary, Municipal Mortgage & Equity, LLC, at our Baltimore offices.

Executive Session

Pursuant to our Guidelines, the independent directors of the Board meet in regularly scheduled sessions without the presence of management.  The chair of these executive sessions is Mr. Pratt.

Communications with the Board of Directors

Shareholders and other interested parties may communicate with one or more members of our Board by writing to the Board, or a specific director at:

Board of Directors (or specific director)
Municipal Mortgage & Equity, LLC
c/o Corporate Secretary
621 East Pratt Street, Suite 600
Baltimore, Maryland 21202

Available Information

Our website address is www.munimae.com.  We make available free of charge through our website our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after such documents are electronically filed with, or furnished to, the SEC.  Our website also includes our Corporate Governance Guidelines, Code of Ethics and the charters of our Audit Committee, Compensation Committee and Governance Committee.  These documents are also available in print to any shareholder upon request.

Board Committees

The Board of Directors has appointed the following Board Committees:

Audit Committee.  The Audit Committee assists the Board of Directors in fulfilling its oversight responsibility relating to:

•	the integrity of our financial statements, the financial reporting process, and internal controls over financial reporting;

•	the performance of our internal audit function;

•
the appointment, engagement and performance of our independent registered public accounting firm and the evaluation of the independent registered public accounting firm’s qualifications and independence; and

•	compliance with our Code of Ethics and Principles of Business Integrity, and legal and regulatory requirements, including our disclosure controls and procedures.

In so doing, it is the responsibility of the Audit Committee to maintain free and open communication between the Committee, the independent registered public accounting firm and our management and to resolve any disagreements between management and the independent registered public accounting firm regarding financial reporting.  The Audit Committee also performs other duties and responsibilities set forth in a written Charter approved by the Board of Directors.  The Charter of the Audit Committee is available on the Company’s website at www.munimae.com under “About MuniMae – Governance,” then “Audit Committee.”  The Audit Committee held 11 meetings in 2010.

The Board and the Governance Committee have determined that all members of the Committee satisfy the independence requirements of the NYSE’s Listing Standards, even though the Company is not subject to those standards at this time, the rules adopted by the SEC and our Guidelines.  No member of the Audit Committee is permitted to serve on the Audit Committee of more than three public companies, including our Company.   Currently, no member of the Audit Committee serves on the audit committee of any other public company. The Board of Directors determined that Arthur Mehlman, a member of our Board from November 1, 2004 until his resignation on April 22, 2011, qualified as an “audit committee financial expert” under SEC rules. During 2010, membership on the Committee consisted of Mr. Pratt, who served as Chairman, and Messrs. Baum and Mehlman.  At the time of this filing, the Board of Directors has not yet designated an audit committee financial expert, to replace Mr. Mehlman.

Compensation Committee.  The Compensation Committee of the Board of Directors has the following principal duties and responsibilities:

•
review our executive compensation policy and programs to ensure that they (1) effectively motivate the CEO and other executive officers and key employees to achieve our financial goals and strategic objectives; (2) properly align the interests of these employees with the long-term interests of our shareholders; and (3) are sufficiently competitive to attract and retain the executive resources necessary for the successful management of our businesses;

•
review trends in management compensation, oversee the development of new compensation plans (including performance-based, equity-based and other incentive programs as well as salary, bonus and deferred compensation arrangements) and, when appropriate, make recommendations to the Board regarding new plans and revisions to existing plans;

•
annually review and approve corporate goals and objectives relevant to the compensation of our Chief Executive Officer and other executive officers and key employees, evaluate the performance of such individuals and approve the compensation for such individuals;

•	annually evaluate the compensation of the members of the Board; and

•	review our management succession plan for the Chief Executive Officer and other executive officers and key employees.

These duties and responsibilities are set forth in a written Charter of the Committee which has been approved by the Board of Directors and is available on our website at www.munimae.com under “About MuniMae – Governance,” then “Compensation Committee.”

Pursuant to the Charter, the Committee has the authority to delegate certain of its responsibilities to a subcommittee.  The Committee has the authority to administer our equity plans for the Chief Executive Officer and other executive officers.  The Committee is responsible for all determinations with respect to participation, the form, amount and timing of any awards to be granted to any such participants, and the payment of any such awards.  Our Executive Officers have the authority to administer our equity plans for all other participants.

Our Chief Executive Officer provides recommendations to the Compensation Committee with respect to the wage level, base salary amounts, performance targets for annual incentive and long-term incentive bonus programs and any adjustments to the cash value for equity grants for each named executive officer other than himself.  These compensation recommendations are based on the peer group market data reviewed by the Committee and the Chief Executive Officer’s subjective review of each officer’s overall performance and contribution to MuniMae during the prior year.  While the Committee considers the recommendations of the Chief Executive Officer with respect to these elements of compensation, the Committee independently evaluates the recommendations and makes all final compensation decisions.  The Chief Executive Officer does not make any recommendations as to his own compensation and such decisions are made solely by the Compensation Committee.  Other than our Chief Executive Officer, no other executive officer of MuniMae had any role in determining or recommending the amount or form of executive officer or director compensation during 2010.

During 2010, membership on the Committee consisted of Mr. McGregor, who served as Chairman, and Messrs. Baum and Mehlman. Mr. Mehlman retired as a director and member of the Compensation Committee on April 22, 2011.  All members of the Committee qualify as independent directors under our Corporate Governance Guidelines and the NYSE’s Listing Standards.  The Compensation Committee held three meetings during 2010.

Governance Committee.  The Governance Committee assists the Board by:

•	developing and implementing corporate governance guidelines;

•	identifying and recommending qualified individuals to serve as members of the Board;

•
evaluating and recommending the size and composition of the Board and its Committees (including making determinations concerning composition of the Board and its Committees under the applicable requirements of the SEC); and

•	monitoring a process to assess the effectiveness of the Board and its Committees.

The Committee is also responsible for performing other duties and responsibilities set forth in a written Charter approved by the Board of Directors.  The Charter of the Committee is available on our website at www.munimae.com under “About MuniMae – Governance,” then “Governance Committee.”  From October 21, 2009 through January 20, 2010, membership on the Committee consisted of Mr. Baum, who served as Chairman, and Messrs. Pratt and McGregor and retired director Richard O. Berndt. For the remainder of 2010, membership on the Committee consisted of Mr. Baum, who served as Chairman, and Messrs. Pratt and McGregor. The Committee held four meetings during 2010.  All members of the Committee qualify as independent directors under our Guidelines and the NYSE Listing Standards.

Director Attendance at Meetings

During fiscal year 2010, there were 12 meetings of the Board.  Each Director attended at least 75% of the total number of meetings of the Board and each of the Board Committees on which he or she served.

IDENTIFICATION OF EXECUTIVE OFFICERS

Listed below are the executive officers of the Company as of September 15, 2011.

Michael L. Falcone, 49, has been a director of MuniMae since 1999.  Mr. Falcone has been the Chief Executive Officer and President of MuniMae since January 1, 2005.  Prior to his appointment as our Chief Executive Officer, he served as Chief Operating Officer since 1997.  Prior to joining MuniMae, he was a Senior Vice President of Shelter Development Corporation, where he was employed from 1983 to 1996. Mr. Falcone is a graduate of Dartmouth College and the Harvard Business School.

Lisa M. Roberts, 45, was appointed Chief Financial Officer and Executive Vice President of MuniMae on August 23, 2011. Prior to her appointment as our Chief Financial Officer, she served as our Corporate Controller and Senior Vice President since joining MuniMae in November 2007. Prior to joining MuniMae, Ms. Roberts was a Managing Director within the Financial Services practice of Navigant Consulting, Inc., a global consulting firm providing operational, dispute, investigative, risk management and financial advisory solutions to the market. She joined Navigant Consulting, Inc. in 2006. Previous to this, she was Vice President and head of Corporate Accounting for Freddie Mac. She joined Freddie Mac in 1994. Prior to joining Freddie Mac, Ms. Roberts was an auditor for Arthur Andersen LLC practicing within their Financial Services division. She joined Arthur Anderson in 1990. Ms. Roberts is a graduate of Virginia Tech with a B.A. in Economics and a Masters in Accounting.

Earl W.  Cole, III, 58, is an Executive Vice President of MuniMae responsible for Credit and Portfolio Management since 2004.  In addition, Mr. Cole is the Company’s Chief Credit Officer and Head of Credit Strategy.  Prior to assuming his current roles, Mr. Cole oversaw the loan servicing and construction management of MuniMae’s real estate Portfolio Management and Asset Management functions. Mr. Cole joined our predecessor, the SCA Tax-Exempt Fund Limited Partnership, in 1989 and has served in various leadership positions with MuniMae since 1996. Prior to joining SCA Tax-Exempt Fund Limited Partnership, Mr. Cole worked for the United States Department of Housing and Urban Development for 13 years, where he was engaged in a number of activities, including loan origination and servicing and community planning and development. Mr. Cole is a graduate of the University of Maryland with a B.A. in Economics.

Gary A.  Mentesana, 47, is an Executive Vice President and Treasurer of MuniMae and has been responsible for Corporate Capital since February 2008.  He has been an Executive Vice President of MuniMae since 2003 and has been in various leadership positions since joining MuniMae in 1996.   Mr. Mentesana joined MuniMae in 1996 when we succeeded the SCA Tax-Exempt Fund Limited Partnership, whom he had been with since 1988.  Before SCA Tax-Exempt Fund Limited Partnership, Mr. Mentesana was an active Certified Public Accountant and worked for Coopers and Lybrand. Mr. Mentesana graduated from the University of Rhode Island.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table provides information regarding the compensation earned during the years ended December 31, 2009 and 2010 by our principal executive officer and two other most highly compensated executive officers who are currently serving or were serving as executive officers on December 31, 2010, and who we collectively refer to as our “Named Executive Officers.”

Name and Principal Position	Year	Salary	Bonus (1)		Stock Awards (2)			Non-equity Incentive Compensation (2) Plan		Total
Michael L. Falcone	2010	$501,100	$	−	$	−		$	−	$501,100
CEO and President	2009	519,904		−		452			8,339	528,695

Gary A. Mentesana	2010	365,946		−		110			7,425	373,481
Executive Vice President	2009	369,249		−		1,129	(3)		30,612	400,990

David Kay CFO and	2010	466,230		150,351		780			100,000	717,361
Executive Vice President (4) (Resigned 8/23/11)	2009	463,024		1,364,585		1,032			100,000	1,928,642

(1)	Amounts represent the cash awards earned by the named executive officer under our performance-based annual incentive bonus.
(2)
The awards are payable on each vesting date 30% in cash and 70% with our common shares. The cash components are included under Non-Equity Incentive Plan Compensation and the deferred share components are included in Stock Awards. Amounts include the dollar amount recognized under GAAP for financial statement reporting purposes. Amounts in the “Stock Awards” column reflect expense related to grants of deferred shares pursuant to our Employee Share Incentive Plans. For a discussion of the assumptions used in the valuation of the awards included in the “Stock Awards” column, see Note 16 to our 2007-2010 audited financial statements.

(3)
Amounts include the 2007 award that vest one-fifth on the award date and one-fifth on each of the first four anniversaries of that date; except that no portion of the award vests until the Form 10-K for fiscal year 2006 is filed. On February 13, 2009, the Company filed its Form 10-K for fiscal year 2006, which triggered the vesting of shares held from 2007, 2008 and 2009.

(4)	Mr. Kay’s 2009 bonus was predominantly based on completing and filing the Company’s 2006 Annual Report on Form 10-K, which occurred in April 2009.

Outstanding Equity Awards at Fiscal Year End

The following table shows all outstanding equity awards held by the Named Executive Officers at December 31, 2010, including stock option awards and unvested deferred shares.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Un-exercisable		Option Exercise Price	Option Expiration Date and Vesting Date, As Applicable	Number of Shares That Have Not Vested		Market Value of Shares That Have Not Vested (1)
Michael L. Falcone	201,863	−		$26.50	04/07/16	−		−
	166,667	333,333	(2)	0.23	05/05/20	−		−

Gary A. Mentesana	62,112	−		26.50	04/07/16	−		−
	116,667	233,334	(3)	0.27	1/07/20	−		−
						609	(4)	73

(1)	Market value calculated by multiplying the closing market price of MuniMae’s Common Stock on December 31st of each year by the number of unvested deferred shares.
(2)	Pursuant to an option agreement dated May 5, 2010. The unvested stock options vest in equal increments on May 5, 2011 and 2012.
(3)	Pursuant to an option agreement dated January 7, 2010. The unvested stock options vest in equal increments on January 7, 2011 and 2012.
(4)	The remaining unvested deferred shares vested on February 1, 2011.

Pension Benefits

We do not maintain any tax qualified benefit plans, supplemental executive retirement plans or similar plans for which information is required to be reported in a pension benefit table.

Employment Agreements and Other Agreements

Michael Falcone

In March 2010, we entered into a new employment agreement with Mr. Falcone pursuant to which Mr. Falcone continued to be employed as Chief Executive Officer. The employment agreement has a term ending on December 31, 2012 and provides for an annual base compensation of $500,000. The employment agreement contains the following terms and conditions:

•
We may terminate the agreement for cause, which includes Mr. Falcone’s gross negligence, intentional misconduct, or conviction of a serious crime, breach of certain non-competition restrictions or breach of the duty of loyalty. “Cause” also includes certain violations of the law and certain failures by Mr. Falcone to perform services reasonably requested of him. If we terminate the agreement for cause or Mr. Falcone terminates the agreement for other than good reason (as defined in the employment agreement), he will receive his base salary up through the date of termination but no portion of any incentive compensation for the fiscal year.

•
Upon termination of the agreement by (i) us without cause, (ii) Mr. Falcone for good reason or (iii) disability, Mr. Falcone is entitled to receive benefits through the date of termination, a cash severance of $1,000,000 to be paid in four equal quarterly payments beginning on the first day of the first calendar month following the termination date, and any outstanding deferred cash and equity awards will become fully vested.

•
Mr. Falcone may terminate the agreement at any time after July 1, 2011, by providing thirty (30) days written notice. In such event, Mr. Falcone is entitled to receive $500,000 (in early termination compensation). In the event of termination under such provision, Mr. Falcone will not be entitled to any unvested outstanding restricted or deferred share awards, share options or other type of award.

•	The agreement provides for a death benefit equal to $1,000,000 in the event of Mr. Falcone's death.

•
For a 12-month period following termination of his employment, Mr. Falcone may not compete with the Company, may not divulge confidential Company information, and may not solicit Company employees or customers.

•	The agreement requires us to indemnify Mr. Falcone from any and all liability for acts or omissions performed in the course of his employment.

In May 2010, in connection with his new employment agreement, we entered into a Stock Option Agreement with Mr. Falcone which granted Mr. Falcone an option award to purchase 500,000 common shares at an exercise price of $0.23 per share. The option award vests and becomes exercisable ratably over a three-year period beginning on May 10, 2010 and on the two succeeding anniversaries of that date. The options expire on May 10, 2020.

Other Executive Officers

Gary Mentesana

In January 2010, we entered into a new employment agreement with Mr. Mentesana pursuant to which Mr. Mentesana continues to be employed as Executive Vice President. The employment agreement has a term ending on December 31, 2012 and provides for an annual base compensation of $365,000. The agreement provides for incentive compensation payable in cash, shares, options or otherwise as determined by the Compensation Committee based on individual and Company performance.

In connection with the execution of his employment agreement, Mr. Mentesana was granted an option award to purchase 350,000 common shares at an exercise price of $0.27 per share. The option award vests and becomes exercisable ratably over a three-year period beginning on January 7, 2010 and on the two succeeding anniversaries of that date. The options expire on January 7, 2020.

The employment agreement also contains the following terms and conditions:

•
We may terminate the agreement for cause, which includes Mr. Mentesana’s gross negligence, intentional misconduct, or conviction of a serious crime, breach of certain non-competition restrictions or breach of the duty of loyalty. “Cause” also includes certain violations of the law and certain failures by Mr. Mentesana to perform services reasonably requested of him. If we terminate the agreement for cause or Mr. Mentesana terminates the agreement for other than good reason (as defined in the Agreement), he will receive his base salary up through the date of termination but no portion of any incentive compensation for the fiscal year.

•
Upon termination of the agreement by (i) us without cause, (ii) Mr. Mentesana for good reason or (iii) disability, Mr. Mentesana is entitled to receive benefits through the date of termination, a cash severance of $500,000 to be paid in four equal quarterly payments beginning on the first day of the first calendar month following the termination date, and any outstanding deferred cash and equity awards will become fully vested.

•	The agreement provides for a death benefit equal to $500,000 in the event of Mr. Mentesana's death.

•
For a 12-month period following termination of his employment, Mr. Mentesana has agreed not to compete with the Company, not to divulge confidential Company information, and not to solicit Company employees or customers.

•	The agreement requires us to indemnify Mr. Mentesana from any and all liability for acts or omissions performed in the course of his employment.

Mr. Cole and Ms. Roberts, who was elected Chief Financial Officer on August 23, 2011, currently do not have employment agreements.

Compensation of Directors

The following table sets forth the compensation earned by the non-employee members of the Board of Directors for services rendered during the year ended December 31, 2010:

Name	Fees Earned, or Paid in Cash(1)(2)	Stock Awards		Change in value of nonqualified deferred compensation earnings(3)	Ending value of deferred shares
Charles C. Baum	$50,000	$	−	$(1,251)	$33,103

Douglas A. McGregor	50,000		−	(1,732)	33,679

Arthur S. Mehlman (Resigned 4/22/11)	50,000		−	6,165	24,203

Fred N. Pratt, J	50,000		−	(1,578)	33,494

(1)
Amounts shown for fees earned 2010 were capped at $50,000 and paid as follows: Messrs. Baum, McGregor and Mehlman made elections under the Non-Employee Directors’ Share Plans to receive restricted shares delivered at the end of each quarter; Mr. Pratt elected deferred shares. Mr. Mehlman retired on April 22, 2011.

(2)	Mr. Joseph does not receive fees for his service as a director.
(3)	Amounts represent solely the determined aggregate change in the director’s accumulated benefit under our deferred compensation program from December 31, 2006 to December 31, 2010.

The following chart sets forth the number of options held by each director as of December 31, 2010:

Name	Exercisable Options(1)
Charles C. Baum	15,000

Douglas A. McGregor	15,000

Arthur S. Mehlman (Resigned 4/22/11)	7,000

Fred N. Pratt Jr.	7,000

(1)	The weighted average exercise price per share for the options was $24.44 for the year ended December 31, 2010.

Narrative to the Director Compensation Table

           Directors who are employees of MuniMae do not receive additional fees for their service as a director; therefore Mr. Falcone does not receive any fees for his service as a director.  In addition, pursuant to an employment agreement dated July 1, 2003, Mr. Joseph did not receive fees for his service as a director through December 31, 2010. In 2006, the Compensation Committee retained FPL Advisory Group LLC (“FPL”), a compensation consulting firm, to conduct a study of our Board compensation practices, including a competitive benchmarking analysis of the compensation we were providing our directors compared with compensation being paid by similar companies, and to make a recommendation regarding design consideration for a compensation program going forward.  Pursuant to FPL’s study and recommendation, commencing in 2007, annual fees paid to each director who was not an employee of MuniMae consisted of an annual director retainer of $30,000 (paid in equal quarterly installments), and a meeting fee of $1,500 for each Board meeting attended.  Directors who served on Board Committees also received an annual committee retainer of $2,500 (paid in equal quarterly installments) and a committee meeting fee of $1,000 for each committee meeting they attended. A director who serves as Chair of a Committee received an additional annual retainer of $10,000 for Audit Committee Chair and $5,000 for others (paid in equal quarterly installments).  Directors received these retainers and fees in cash, restricted shares or deferred shares.  In addition, pursuant to the 2004 Non-Employee Directors’ Share Plan (the “2004 Plan”), each non-employee director earned an annual equity award of restricted shares valued at $20,000 (payable in a number of shares based on the closing price of our common shares on the date of the annual meeting).  The shares subject to this annual award vest in full on the earlier of the first anniversary of the date of the award or the date of our next Annual Shareholders Meeting, subject to the continued service of the director on the Board. Since no annual shareholders meeting were held since 2006, the 2007, 2008 and 2009 annual equity awards were vested but not paid. All restricted shares awarded become fully vested in the event of disability or death of the director, or a change in control of MuniMae.  This annual equity award was discontinued under the 2010 Non-Employee Directors’ Compensation Plan (the “2010 Plan”).

In December 2008, the directors accelerated all previously deferred share awards and received those shares on January 2, 2009 in the form of restricted shares.  In addition, because shares continued to be issued to the directors who had previously elected to be paid in deferred shares at the very low share values that prevailed during 2008, the 2004 Plan ran out of shares. Consequently, beginning on December 12, 2008, the directors were paid their remaining 2008 fourth quarter fees and 2009  first and second quarter fees in cash until  the Board approved the 2009 Non-Employee Directors’ Share Plan (the “2009 Plan”),  updated to comply with  Section 409A of the Code, but which contains provisions largely similar to the 2004 Plan.  In addition, in 2009, in response to the general business climate and our liquidity and other operational issues, the Board voted to reduce its fees by one-third and to cap the total annual compensation of each Board member at $50,000.

In November 2010, due to the continuing general business climate and our on-going liquidity and other operational issues, the Board approved the 2010 Plan which provided for total annual compensation of $50,000, one-half of which is to be paid in cash, and one-half of which is to be paid in deferred shares.  The 2010 Plan also discontinued the annual equity award provided to the directors pursuant to the 2004 Plan.

Under the 2004 Plan, the 2009 Plan and the 2010 Plan, directors may elect to be paid fees in the form of deferred shares in lieu of receipt of cash fees.  Pursuant to the 2004, 2009 and 2010 Plans, directors may elect to defer anywhere from 1% to 100% of their cash fees.  Under the 2004 Plan, prior to the award of restricted shares, directors may elect to defer the receipt of the underlying common shares upon vesting.  If the director so elects, the director will receive dividends on the shares (to the extent declared by the Board for all common shares) until the deferral period expires. Director participants may elect the deferred amounts plus earnings to be distributed either upon retirement from the Board or on an interim distribution date.  If a distribution date is not specified in the election, shares will be settled 30 days after the participant’s separation from service on the Board.  Distributions are either in a lump sum, or based on the director’s distribution election made at the time of the deferral, in two-to-10 year installments.  Once a distribution election is made, the election is irrevocable.  A distribution election may be changed for future years by filing a new election prior to the first day of the subsequent calendar year.  Notwithstanding the foregoing, a participant may receive any amounts deferred by the participant in the event of an “Unforeseeable Emergency” as defined by the 2004, 2009 and 2010 Plans.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Ownership of Common Shares by Directors and Officers

The following table contains information about the number of our common shares that were beneficially owned on June 30, 2011, by each of our directors and by (1) our principal executive officer during 2010, (2) our principal financial officer during 2010, and (3) each of our three most highly paid executive officers (in addition to our principal executive officer and our principal financial officer) during 2010 who was serving as an executive officer on December 31, 2010 (Named Executive Officers).

Name(1)	Amount and Nature of Beneficial Ownership		Percent of Class
Directors:
Mark K. Joseph	1,081,953	(2)	2.67%
Michael L. Falcone	720,579	(3)(4)	1.78
Charles C. Baum	184,928	(5)	*
Douglas A. McGregor	268,306	(5)	*
Arthur S. Mehlman (Resigned 4/22/11)	68,198		*
Fred N. Pratt, Jr.	82,687	(5)	*
Non-Director Executive Officers:
David Kay(Resigned 8/23/11)	13,761		*
Earl Cole	29,996		*
Gary A. Mentesana	376,727		*
All Directors and Executive Officers (9 persons)	2,782,274	(6)	6.87

*	Represents less than 1.0% of the total number of common shares outstanding.
(1)	An address for each person listed in the table below is c/o Municipal Mortgage & Equity, LLC, Pier IV Building, 621 E. Pratt Street, Suite 600, Baltimore, MD 21202.
(2)
Amount includes 754,674 shares of Common Stock held indirectly by Mr. Joseph as follows: SCA Associates 95-II Limited Partnership - 277,982; SCA Associates 86-II Limited Partnership - 203,140; The Shelter Policy Institute I, Inc.  - 187,466; SDC Associates Limited Partnership - 50,786; Shelter Development Holdings, Inc/ Joseph Family Holdings, Inc..  - 26,729; SCA Custodial Co.  Inc.  - 5,084; MME I Corporation - 3,483; and MME II Corporation - 4. These share amounts represent the total number of MuniMae shares owned by each respective entity.  Mr. Joseph disclaims beneficial ownership as to the total number of shares, except to the extent of his financial interest in each respective entity.

(3)
Amount includes 45,861 shares of Common Stock held indirectly by Mr. Falcone as follows: SCA Associates 95-II Limited Partnership – 26,741; SCA Associates 86-II Limited Partnership – 6,094; SDC Associates Limited Partnership – 12,026.  As discussed in footnote 2 above, Mr. Joseph has been allocated 100% of the MuniMae shares owned by each respective entity.  For the three entities listed here for Mr. Falcone, these share amounts were measured based on Mr. Falcone’s limited partnership interest in each respective entity.  This amount also includes 578 shares owned by the Michael and Beth Falcone Foundation.  Mr. Falcone disclaims beneficial ownership of these shares.

(4)	Amount includes 368,830 options of which 201,863 have an exercise price of $26.50.
(5)	Amount excludes shares earned by directors but not yet issued. On December 31, 2010 the amounts of earned shares not issued were: Mr. Baum 224,450, Mr. McGregor 171,873, and Mr. Pratt 307,953.
(6)
Amount excludes 44,861 shares of Common Stock indirectly held by Mr. Falcone related to SCA Associates 95-II and 86-II as well as SDC Associates since these common shares are presented in the number of common shares beneficially owned by Mr. Joseph.

Other Stock Ownership

No person known to us owns beneficially more than 5% of our common shares based on our review of filings with the SEC.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Set forth below is information describing certain relationships and transactions that we have with certain of our directors, nominees for director and executive officers.  In addition to the matters discussed in detail below, we may have other relationships or engage in other transactions with such persons that are not material and have not been described.  All of such relationships and transactions are approved pursuant to the procedures described below under “Approval of Transactions with Related Persons.”

Transactions and Relationships with Entities Controlled by Mark Joseph

Shelter Group

Mark Joseph, the Chairman of our Board of Directors, through family holding companies, has a minority interest in The Shelter Group, LLC (“Shelter Group”) and its affiliates at December 31, 2010.  Shelter Group acts as a developer of, and provides property management services relating primarily to, multifamily residential real estate properties. The real estate that secures one of our tax-exempt bonds is owned by a Shelter Group entity.  As of December 31, 2010, this bond was carried on our books at $8.9 million and had an unpaid principal balance of $9.4 million. In addition, Shelter Group provided management services during the year ended 2010 for two properties (not owned by Shelter Group) that served as collateral for tax-exempt bonds we owned.  Shelter Group had no ownership interest in these properties.  The properties paid Shelter Group fees totaling approximately $0.5 million for property management services with respect to these properties for the year ended December 31, 2010.

Tax Credit Equity Syndication Transactions

Prior to the sale of our TCE business, we sometimes acted as a tax credit equity syndicator with regard to affordable housing properties sponsored by Shelter Group.  At December 31, 2010, we had no unfunded equity commitments for properties sponsored by Shelter Group and we no longer own directly or indirectly any interest in those properties.  Shelter Group received development fees in connection with the tax credit equity syndication transactions that we arranged.  Mr. Joseph did not participate in the structuring or negotiation of transactions in which we and Shelter Group were both involved and the disinterested members of our Board of Directors authorized all of our tax credit equity investments in affordable housing properties sponsored by Shelter Group to assure the terms are on the same basis as for properties sponsored by other developers of like quality.

Bond Portfolio

Beginning in 1989, several bonds owned by our predecessor went into default, but our predecessor could not acquire the properties without causing income on the bonds to be taxable to our predecessor.  Therefore, our predecessor caused the properties to be transferred to entities owned or controlled by Mr. Joseph and other of our predecessor’s officers and those entities became the borrowers with regard to the bonds.  In other instances, we arranged for the general partner interests in partnerships that owned properties that secured defaulted bonds we held to be transferred to entities controlled by Mr. Joseph.

In February 1995, our predecessor participated in the refunding of 11 tax-exempt bonds with an aggregate principal balance of $126.6 million that were secured by the properties described above, which were owned by partnerships in which Mr. Joseph controlled the general partners and in which he held significant other ownership interests.  In the refunding transaction, the originally issued bonds were exchanged for a senior series of Series A tax-exempt bonds with an aggregate principal balance of $67.7 million, and a subordinate series of Series B tax-exempt bonds with an aggregate principal balance of $58.9 million.  We then arranged the sale to unrelated purchasers of custodial receipts representing beneficial ownership of all the Series A bonds, which were credit enhanced by Assured Guaranty (formerly Financial Security Assurance, Inc.) and we retained the Series B bonds.  Subsequently, we made seven additional loans secured by the properties that secured the Series A and Series B bonds, which were junior to the Series A bonds but senior to interest on the Series B bonds and junior to principal on the Series B bonds.  We subsequently sold the loans and guaranteed the partnerships’ obligations to the purchaser of the loans.  During 2009 we repurchased three of the seven loans and modified the terms such that these loans are now junior to both principal and interest on the Series B bonds.  At December 31, 2010, $8.3 million principal amount of those additional loans were still outstanding and we have an estimated guarantee exposure of $4.7 million related to our guarantee.

The holders of the custodial receipts representing the Series A bonds had the right to require that those custodial receipts be redeemed and refunded in 2005.  In order to avoid the cost and time involved in doing that, in February 2005, we purchased all the Series A bonds, transferred them to a securitization vehicle, and sold all but the most junior residual interests in the Series A bonds.  The properties owned by the partnerships described above continue to secure the Series A and Series B bonds.

After the 1995 transaction but prior to the 2005 transaction, the limited partnership interests in each of the partnerships were consolidated into a single umbrella entity (the “Umbrella”) that, along with the 1% general partner interest, were controlled by Mr. Joseph and in which he and affiliated entities collectively held the majority interest.  In 2010, certain of Mr. Joseph’s affiliated entities were redeemed out for $1.  As a result, an entity affiliated with Mr. Joseph’s affiliated entity owned a 32% interest in the Umbrella at December 31, 2010.  Mr. Joseph continues to control the Umbrella through his control of its non-member manager.

At December 31, 2010, entities controlled by Mr. Joseph owned seven properties that secured tax-exempt bonds that we held with an unpaid principal balance of approximately of $102.9 million.  The entities controlled by Mr. Joseph held a 1% general partner interest in each of the partnerships owning these properties.  The Umbrella held the limited partnership interest in each of these partnerships.

Special Shareholder and Dissolution Shareholder Relationships

Under the federal tax laws in effect when we were formed in 1996, in order for us not to be taxed as a corporation, it was necessary for us to meet certain requirements, including a requirement that at least some of our equity holders have unlimited liability and that there be circumstances under which our existence might terminate. In order to fulfill those requirements, Shelter Development Holdings, Inc. agreed that so long as it (or a successor) holds any of our shares, it will have personal liability to our creditors to the extent our assets are not sufficient to satisfy their claims. In addition, our Operating Agreement provides that if Shelter Development Holdings or a successor ceases to be what is known as the “Dissolution Shareholder” of the Company, we will be dissolved unless holders of more than 50% of our shares vote within 180 days to continue our existence.  Our Operating Agreement also gives Shelter Development Holdings or its successor as “dissolution shareholder” the right to designate a representative to serve as a member of our Board of Directors, or if there are more than 10 directors, to designate two directors.  The tax laws have subsequently been changed to permit an entity like us to elect to be taxed as a partnership even if it does not have the attributes described above, but our Operating Agreement has not been changed.  Mark Joseph, through family companies, owns Shelter Development Holdings.

Not-for-Profit Entities controlled by our executive officers

MuniMae Foundation, Inc.

Some of our properties are financed by tax-exempt bonds issued on behalf of borrowers that are tax-exempt organizations under Section 501(c)(3) of the Code.  For those bonds to remain tax-exempt, the properties must at all times be owned by 501(c)(3) organizations.  MuniMae Foundation, Inc. (the “Foundation”) is a 501(c)(3) corporation that is devoted to the ownership and operation of affordable housing for all citizens.  The Foundation has one independent director; the others are executive officers of MuniMae including Michael Falcone, Gary Mentesana, and Earl W. Cole, III.

            Several defaulted properties initially owned by unrelated 501(c)(3) organizations were transferred to the Foundation or its wholly owned subsidiaries so that the properties could be preserved as affordable housing and the bonds secured by the properties would continue to be tax-exempt.  The Foundation no longer owns any properties financed by qualified 501(c)(3) bonds. We provide administrative support, asset management and financial services to the Foundation.  In addition to owning affordable housing properties, the Foundation makes grants to other 501(c)(3) organizations.  We did not make any charitable contributions to the Foundation during the year ended December 31, 2010. At December 31, 2010, the Foundation’s only ownership interest in properties financed by the Company was its minority interest in the Umbrella, which in turn owns a 99% limited partnership interest in seven properties financed by tax-exempt bonds held by us. The Foundation is consolidated on MuniMae’s books even though it is a separate legal entity not owned by MuniMae.

MuniMae Affordable Housing, Inc.

MuniMae Affordable Housing, Inc. (“MMAH”) is a not-for-profit entity organized to promote affordable housing.  All of its officers and directors are non-executive officer employees of the Company.  It was formed to acquire interests in partnerships that owned affordable housing properties which secured indebtedness that had gone into default.  At December 31, 2010, MMAH owned the general partner interest in one partnership owning property financed by the Company.  MMAH is not a Section 501(c)(3) organization.

We have from time to time provided additional financing through advances, unsecured loans and supplemental loans to some of the properties in which MMAH owns or has owned a general partner interest in order to assist with the development, lease-up and operation of the property and by doing so to maximize the value of the investment we had already made.

At December 31, 2010, MMAH also held 21% interests in the general partners of three of our renewable energy funds.  In addition, MMAH was the administrative member holding a 0.01% interest in 10 LIHTC Funds as of December 31, 2010.

Our officers and employees, who serve as officers or directors of the Foundation, or MMAH, do not receive any remuneration for serving in those capacities and neither we nor they have any ownership interests in either of those entities.

Approval of Transactions with Related Persons

It is the policy of our Board of Directors that all transactions involving us or any of our subsidiaries, on the one hand, and any of our directors or executive officers, or entities in which any of them has a material financial interest, on the other, including all transactions between us and Shelter Group, must be approved by a majority of our directors who have no interest in the transactions.  Additionally, all property management arrangements with Shelter Group are subject to annual approval by a vote of a majority of our directors who have no interest in Shelter Group, after considering the then-market rate for the services of the type provided by Shelter Group and other applicable factors.  We followed these policies with respect to all of the transactions and arrangements described above.

Legal Proceedings

In the first half of 2008, we were named as a defendant in eleven (subsequently reduced to nine) purported class action lawsuits and six (subsequently reduced to two) derivative suits.  In each of these class action lawsuits, the plaintiffs claim to represent a class of investors in our shares who allegedly were injured by misstatements in press releases and SEC filings between May 3, 2004, and January 28, 2008.  The plaintiffs seek unspecified damages for themselves and the shareholders of the class they purport to represent.  The class action lawsuits have been consolidated into a single legal proceeding pending in the United States District Court for the District of Maryland.  By court order, a single consolidated amended complaint was filed in the class actions on December 5, 2008 and the cases will proceed as one consolidated case.  Similarly, a single consolidated amended complaint was filed in the derivative cases on December 12, 2008 and these cases will likewise proceed as a single case.  In the derivative suits, the plaintiffs claim, among other things, that the Company was injured because its directors and certain named officers did not fulfill duties regarding the accuracy of its financial disclosures.  A derivative suit is a lawsuit brought by a shareholder of a corporation, not on the shareholder's own behalf, but on behalf of the corporation and against the parties allegedly causing harm to the corporation.  Any proceeds of a successful derivative action are awarded to the corporation, except to the extent they are used to pay fees to the plaintiffs’ counsel and other costs.  The derivative cases and the class action cases have all been consolidated before the same court.  The Company has filed a motion to dismiss the class action and the motion is before the court for decision.  Due to the inherent uncertainties of litigation, and because these specific actions are still in a preliminary stage, we cannot reasonably predict the outcome of these matters at this time.

PROPOSAL 2 — RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED ACCOUNTING FIRM

Upon the recommendation of the Audit Committee, the Board of Directors has appointed KPMG LLP (“KPMG”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011.  Representatives from KPMG are expected to be present at the meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate inquiries.

Before making its recommendation to the Board of Directors for appointment of KPMG, the Audit Committee carefully considered that firm’s qualifications as the Company’s independent registered public accounting firm, which included a review of KPMG’s performance in prior years, as well as its reputation for integrity and competence in the fields of accounting and auditing.  The Audit Committee expressed its satisfaction with KPMG in these respects.

The Company is asking its stockholders to ratify the selection of KPMG as the Company’s independent registered public accounting firm.  Although ratification is not required by our Bylaws or otherwise, the Board of Directors is submitting the selection of KPMG to stockholders for ratification because the Company values its stockholders’ views on the Company’s independent registered public accounting firm and as a matter of good corporate governance practice.  If ratification is not obtained, the Audit Committee intends to continue the engagement of KPMG at least through the end of the 2011 fiscal year but will consider whether it is appropriate to select a different independent registered public accounting firm in the future.  Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year or in subsequent years if it determines that such a change would be in the best interests of the Company and its stockholders.

The Board of Directors unanimously recommends that you vote FOR the ratification of appointment of the independent registered public accounting firm, as set forth above.

Independent Registered Public Accounting Firm

KPMG is the independent registered public accounting firm that audited our financial statements for the years ended December 31, 2010, 2009, 2008 and 2007.

Audit and Audit-Related Fees

The Audit Committee is responsible for retaining and terminating the Company’s independent registered public accounting firm and for pre-approving the performance of any services by the independent registered public accounting firm. In addition, the Audit Committee is responsible for monitoring the independence and performance of the Company’s independent registered public accounting firm and internal audit function and for presenting its conclusions with respect to the independent registered public accounting firm to the full Board of Directors.

Pre-approval Policies and Procedures

The Audit Committee has written policies and procedures regarding pre-approval of services to MuniMae by its principal independent registered public accountants.  Its policy is to pre-approve all auditing services and non-audit services (subject to de minimis exceptions).  All of the audit, audit-related and tax services for which we were billed by our principal independent public accounting firms for 2010 and 2009 were pre-approved by the Audit Committee.

The audit fees and other fees billed by KPMG for work performed during 2010 and 2009 are as follows:

(in thousands)	2010	2009

Audit fees(1)	$4,055	$1,925
Audit related fees	−	−
Total audit and audit related fees	4,055	1,925
Tax fees	−	−
All other fees	−	−
Total KPMG fees(2)	$4,055	$1,925

(1)
Audit fees include fees for the audit of the consolidated financial statements, separate audits of certain subsidiaries and services that are normally provided in connection with statutory and regulatory filings or engagements.

(2)
The total audit and audit related fees are presented on the basis of when these fees were billed to the Company.  In 2009, the Company completed the audit of its restated 2004 and 2005 financial statements and the audit of the 2006 financial statements.  The financial statements for the 2007, 2008 and 2009 periods were primarily prepared and audited in 2010.  The 2010 financial statements were primarily audited in the first quarter of 2011 and the Company paid approximately $0.9 million in audit and audit related fees for the Company’s 2011 consolidated audit and certain subsidiary audits.

Audit Committee Report

The Audit Committee has reviewed and discussed with management the audited financial statements of Municipal Mortgage & Equity, LLC for the fiscal year ended December 31, 2010.  The Audit Committee has discussed with KPMG LLP, our independent registered public accounting firm (“KPMG”), the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380 (Communication with Audit Committees), as adopted by the Public Company Accounting Oversight Board (the “PCAOB”) in Rule 3200T.  The Audit Committee has received the written disclosures and the letter from KPMG required by PCAOB Rule 3526 (Communications with Audit Committees Concerning Independence) regarding KPMG’s communications with the Audit Committee concerning independence, and has discussed with KPMG the independence of KPMG.

Based on the review and discussions referred to in the paragraph above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our annual report on Form 10-K for the fiscal year ended December 31, 2010.  This report is furnished by the Audit Committee of our Board of Directors, whose members are:

Fred N. Pratt, Jr., Chairman
Charles C. Baum
Frederick Puddester

As required by the Amended and Restated Charter (the “Charter”) of the Audit Committee, the members of the Audit Committee hereby report that the Audit Committee has a formal documented charter setting forth the Audit Committee’s duties and that the Audit Committee has satisfied its obligations under such charter during the year ended December 31, 2010.

Mr. Arthur Mehlman was a member of the Audit Committee throughout 2010 and continued until his retirement from the Board and the Audit Committee on April 22, 2011.

Mr. Frederick Puddester was appointed to the Audit Committee on August 10, 2011.

II.       OTHER MATTERS

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers to file reports of changes in ownership of our equity securities with the SEC.  SEC regulations require that directors and executive officers furnish to us copies of all Section 16(a) forms they file.  To the best of our knowledge, based solely on review of the copies of the reports that were furnished to us and written representations that no other reports were required, we have identified one late filing for the fiscal year ended December 31, 2010, as follows:  Mr. Falcone’s option award was timely reported on a Current Report on Form 8-K; however, due to an administrative error, the required Form 4 was inadvertently late.

SHAREHOLDERS SHARING THE SAME ADDRESS

The Securities and Exchange Commission has adopted rules that permit companies and intermediaries (such as brokers) to implement a delivery procedure called “householding.” Under this procedure, multiple shareholders who reside at the same address may receive a single copy of our annual report and proxy materials, including the Notice of Internet Availability of Proxy Materials, unless the affected shareholder has provided contrary instructions. This procedure reduces printing costs and postage fees.

Once again this year, a number of brokers with account holders who beneficially own our common shares will be “householding” our annual report and proxy materials, including the Notice of Internet Availability of Proxy Materials. A single Notice of Internet Availability of Proxy Materials and, if applicable, a single set of annual report and other proxy materials will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. Shareholders may revoke their consent at any time by contacting Investor Relations Department, Municipal Mortgage & Equity, LLC, The Pier IV Building, 621 East Pratt Street, Suite 600, Baltimore, Maryland 21202.

Upon written or oral request, Municipal Mortgage & Equity, LLC will promptly deliver a separate copy of the Notice of Internet Availability of Proxy Materials and, if applicable, a separate set of proxy materials to any beneficial owner at a shared address to which a single copy of any of those documents was delivered. To receive a separate copy of the Notice of Internet Availability of Proxy Materials and, if applicable, a separate set of proxy materials, you may write or call Municipal Mortgage & Equity, LLC’s Investor Relations Department at Municipal Mortgage & Equity, LLC, The Pier IV Building, 621 East Pratt Street, Suite 600, Baltimore, Maryland 21202, (855) 650-6932.

Any shareholders who share the same address and currently receive multiple copies of our Notice of Internet Availability of Proxy Materials or annual report and other proxy materials, who wish to receive only one copy in the future, can contact their bank, broker or other holder of record to request information about householding.

 FORM 10-K

MUNICIPAL MORTGAGE & EQUITY, LLC WILL MAIL WITHOUT CHARGE, UPON WRITTEN REQUEST, A COPY OF OUR ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2010, INCLUDING THE CONSOLIDATED FINANCIAL STATEMENTS, SCHEDULES AND LIST OF EXHIBITS, AND ANY PARTICULAR EXHIBIT SPECIFICALLY REQUESTED. REQUESTS SHOULD BE SENT TO: MUNICIPAL MORTGAGE & EQUITY, LLC, THE PIER IV BUILDING, 621 EAST PRATT STREET, SUITE 600, BALTIMORE, MARYLAND 21202, ATTN: INVESTOR RELATIONS. THE ANNUAL REPORT ON FORM 10-K IS ALSO AVAILABLE AT WWW.MUNIMAE.COM.

OTHER BUSINESS

The Board of Directors is not aware of any other matters which may come before the meeting. It is the intention of the persons named in the enclosed proxy to vote all shares represented by proxies in accordance with their best judgment if any other matters properly come before the meeting.

SHAREHOLDER PROPOSALS

In accordance with the rules and regulations promulgated under the Exchange Act, shareholder proposals to be acted on at the Company’s annual meeting of shareholders to be held in 2012 (the “2012 annual meeting”) and included in the Company’s proxy statement and proxy for that meeting must be received by the Corporate Secretary of the Company no later than May 15, 2012 (which is 120 days prior to the first anniversary of the date of this proxy statement).  After that date, shareholder proposals to be acted on at the 2012 annual meeting may be submitted to the Corporate Secretary of the Company in accordance with the provisions of our bylaws described in the next paragraph, but they may not be included in the proxy statement and proxy for that meeting.

In accordance with our bylaws shareholder proposals to be acted on at the 2012 annual meeting that are not received in time to be included in our proxy statement will be untimely if received by the Corporate Secretary  of the Company earlier than the close of business on August 9, 2012 (which is 90 days before the first anniversary date of this year’s annual meeting) or later than the close of business on September 9, 2012 (which is 60 days before the first anniversary date of this year’s annual meeting).  If the date of the 2012 annual meeting is advanced by more than 30 days or delayed by more than 60 days from the first anniversary of the date of this year’s annual meeting, shareholders will be advised of such change and of the new date for submission of proposals.  The Company currently expects that it will move the date of the 2012 annual meeting forward.

All shareholder proposals must be delivered to the attention of the Company’s Corporate Secretary at our Baltimore offices located at The Pier IV Building, 621 East Pratt Street, Suite 600, Baltimore, MD  21202.

Dated: September 15, 2011

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